Exhibit 99.1
SouthCrest Financial Group, Inc. Announces Second Quarter Earnings

FAYETTEVILLE, GA, (August 11, 2006) - SouthCrest Financial Group, Inc. (SCSG) reported net income for the quarter ended June 30, 2006 of $1,426,000 or $0.40 per share, compared to $1,358,000 or $0.38 per share for the same quarter a year ago. For the six month period ended June 30, 2006, net income was $2,832,000, or $0.79 per share compared to $2,177,000, or $0.61 per share. All per share amounts are stated on a basic and fully diluted basis.

Total assets at June 30, 2006 were $461.2 million compared to $425.3 million at June 30, 2005, an increase of $35.9 million, or 8.4%. Over the same twelve month period, gross loans (excluding reserves for loan losses) increased 16.2% to $287.5 million while deposits grew 6.7% to $389.2 million.

Return on average assets for the current quarter was 1.26% and was 1.27% for the year to date period ended June 30, 2006.

At June 30, 2006, the allowance for loan losses was 1.31 % of loans compared to 1.26% at December 31, 2005. For the six months ended June 30, 2006, the Company experienced net recoveries of 0.03% compared to net chargeoffs of 0.16% for the same period in 2005. Nonperforming assets increased to $1,526,000 from $1,111,000 at December 31, 2005. Despite the increase in nonperforming assets, the Company’s asset quality indicators compare favorably with historical benchmarks for the industry. At June 30, 2006, nonperforming assets were 0.33% of total assets compared to 0.25% of total assets at December 31, 2005.

In a press release dated July 3, 2006, the Company announced that it declared a dividend of $0.125 per share compared to $0.12 per share for the same period a year ago. The dividend was paid on July 31, 2006 to shareholders of record as of July 17, 2006.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended June 30			Six Months Ended June 30
	2006	2005	% Change	2006	2005	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$4,624	$4,315	7.2%	$9,205	$8,461	8.8%
Provision for loan losses	133	152	-12.5%	241	273	-11.7%
Noninterest income	1,311	1,229	6.7%	2,479	1,749	41.7%
Noninterest expense	3,685	3,413	8.0%	7,230	6,814	6.1%
Income taxes	691	621	11.3%	1,381	946	46.0%
Net income	1,426	1,358	5.0%	2,832	2,177	30.1%

PER SHARE INFORMATION
Earnings per share	$0.40	$0.38	5.3%	$0.79	$0.61	29.5%
Dividends per share	0.125	0.120	4.2%	0.250	0.240	4.2%
Book value per share	15.43	14.67	5.2%

OPERATING RATIOS (1)
Net interest margin	4.45%	4.47%		4.48%	4.44%
Return on average assets	1.26%	1.29%		1.27%	1.05%
Return on average equity	10.45%	10.51%		10.51%	8.54%
Efficiency ratio	62.09%	61.56%		63.18%	63.03%
Net chargeoffs / average loans	0.00%	0.18%		-0.03%	0.16%

AVERAGE BALANCES
Loans	$282,696	$237,533	19.0%	$279,406	$233,226	19.8%
Total earning assets	417,095	388,666	7.3%	414,491	384,018	7.9%
Total assets	454,372	422,135	7.6%	451,403	417,908	8.0%
Deposits	385,893	365,303	5.6%	381,008	361,528	5.4%
Borrowed funds	11,137	884	n/m	13,175	629	n/m
Shareholders' equity	54,719	51,805	5.6%	54,343	51,388	5.8%

				As of
	As of June 30,			Dec. 31
END OF PERIOD BALANCES	2006	2005	% Change	2005	% Change
Loans	$287,536	$247,503	16.2%	$276,780	3.9%
Reserve for loan losses	3,759	3,253	15.6%	3,477	8.1%
Total earning assets	415,783	390,336	6.5%	410,897	1.2%
Intangible assets	6,503	7,325	-11.2%	6,913	-5.9%
Total assets	461,219	425,335	8.4%	450,848	2.3%
Deposits	389,176	364,871	6.7%	377,900	3.0%
Borrowed funds	10,220	3,890	n/m	15,275	-33.1%
Shareholders' equity	55,253	52,400	5.4%	53,456	3.4%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$469	$386		$549
Nonaccrual Loans	1,032	177		232
Other Real Estate Owned	25	255		330
Total nonperforming assets	1,526	818		1,111
Nonperforming assets / total assets	0.33%	0.19%		0.25%
Allowance for loan losses / total loans	1.31%	1.31%		1.26%

(1) All ratios are annualized.
n/m - percentage change is not meaningful.